Exhibit 99.1

NEWS

CONTACTS:
Investors:	Bill Kuser	203-573-2213
Media:	Mary Ann Dunnell	203-573-3034

CHEMTURA ELECTS ALTERNATE LEGAL SETTLEMENT PATH — RESCINDS RUBBER CHEMICALS AND EPDM PORTIONS OF PRIOR SETTLEMENT AGREEMENT;

IS NEGOTIATING DIRECTLY WITH LARGEST CLAIMANTS;

DOES NOT INTEND TO ADJUST PREVIOUSLY ESTABLISHED RESERVES

MIDDLEBURY, CT, Oct. 18, 2005 — Chemtura Corporation (NYSE:CEM) today announced that it has rescinded those parts of a Global Settlement Agreement covering rubber chemicals and EPDM that were intended to resolve consolidated direct purchaser class action lawsuits pending in the United States District Courts in the Northern District of California and the District of Connecticut.  As announced last January, the Company reserved the right to rescind all or part of the Global Settlement Agreement based on the number of members of the applicable classes who exercised their opt out rights.  As a result of opt outs in rubber chemicals and EPDM, the Company is currently negotiating settlements directly with the largest claimants in those actions. Chemtura does not intend to adjust the reserves previously established with respect to these lawsuits at this time.

Under the Global Settlement Agreement, Chemtura agreed to pay a total of $97 million, consisting of $62 million with respect to rubber chemicals, $30 million with respect to EPDM and $5 million with respect to nitrile rubber.  The nitrile rubber portion of the Global Settlement Agreement has been approved by the United States District Court for the Western District of Pennsylvania.

Chemtura also announced that the Company has reached agreements with class claimants in Canada covering direct and indirect purchasers of EPDM for approximately USD $3.9 million and is working toward a resolution of similar claims with respect to rubber chemicals, urethanes and urethane chemicals.  These Agreements will be subject to court approval and notice to class members, with opt out options for potential class members and a recovery by the Company of a portion of the settlement funds with respect to members of the classes who choose to opt out of the settlements.

Chemtura cannot predict the outcome of these class actions.  It will continue to seek cost-effective resolutions of these claims and others pending or hereafter asserted against Chemtura or any of its subsidiaries; however, the resolution of such claims could have a material adverse effect on the Company’s financial condition, results of operations and prospects.

Chemtura Corporation, with pro forma 2004 sales of $3.7 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Headquartered in Middlebury, Conn., the company has 7,300 employees around the world. Additional information concerning Chemtura is available at www.chemtura.com.

Forward-Looking Statement

Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions; the outcome and timing of antitrust investigations and related civil lawsuits to which Chemtura is subject; the ability to obtain increases in selling-prices; pension and other post-retirement benefit plan assumptions; energy and raw material prices and availability; production capacity; changes in interest rates and foreign currency exchange rates; changes in technology, market demand and customer requirements; the enactment of more stringent environmental laws and regulations; the ability to realize expected cost savings under Chemtura’s cost-reduction initiatives; the amount of any additional earn-out payments from General Electric Company from the sale of the OrganoSilicones business; the ability to reduce Chemtura’s debt levels; the ability to successfully integrate the Crompton and Great Lakes businesses and operations and achieve anticipated benefits from the merger, including costs savings and synergies; and other risks and uncertainties detailed in filings with the Securities and Exchange Commission by Chemtura or its predecessor companies. These statements are based on Chemtura’s estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and Chemtura’s actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by Chemtura.